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                                                                Exhibit 23


                       Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Caliber System, Inc. 401(k) Savings Plan of our reports (a) dated January 23, 1997 (except Note K, as to which the date is March 27, 1997), with respect to the consolidated financial statements and schedule of Caliber System, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, and (b) dated May 31, 1996, with respect to the financial statements and schedules of the Roadway Services, Inc. Stock Savings and Retirement Income Plan and Trust (Amended and Restated) included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1995, both filed with the Securities and Exchange Commission.




                                     ERNST & YOUNG LLP


Akron, Ohio
May 23, 1997